Exhibit 10.2

National Holdings Corporation

June 20, 2013

Dear Mark,

Reference is made to your employment agreement dated July 1, 2008 as Amended (“Agreement”).

The Agreement will be amended as follows. If there are any inconsistencies between the Agreement and this Amendment, the terms of this Amendment shall prevail.

1.         Your base salary for the fiscal year period ended September 30, 2013, shall be at the annual rate of $400,000 per annum; for the fiscal year ended September 30, 2014, the base salary shall be at the annual rate of $440,000 per annum; for the fiscal year ended September 30, 2015, the base salary shall be at the annual rate of $460,000.

2.         The term of the Agreement shall end on September 30, 2015.

3.         Performance and other bonus plan provisions shall be replaced by the following:

For fiscal year ending September 30, 2013 all other bonus plans shall be replaced by a Quarterly Bonus Plan based on 9% of the positive adjusted EBITDA (as defined in the Agreement) reported by National Holdings Corporation with a maximum of $40,000 earned in any quarter. A high water mark approach will be used to that a negative EBITDA in any quarter will require earnings sufficient to recover the negative amount before additional bonus amounts can be earned. In effect, the maximum amount eligible to be awarded under this plan would be $160,000.00 in fiscal 2013.

4.         All bonuses for the fiscal years ending September 30, 2014 and September 30, 2015 shall be at the sole discretion of the Board of Directors.

5.         Your title and duties shall change and only be the following:

Vice Chairman & President – National Holdings
Chief Executive Officer – National Securities
Director – MSC, VFIN, NAM

6.         Section 2(c) shall be deleted.

7.         All references to Severance Amount, Severance Term and Termination Year Bonus shall be deleted.

8.         The following sections of the Agreement shall be changed as follows:

(i)	Section 3(b) will be deleted.

(ii)	In Section 4(a), there will be no 5% increase.

(iii)	Section 4(b) will be deleted.

(iv)	Section 5(g) will be deleted.

(v)	Sections 6(c), (d), (e), (f), and (i) provide for a full year’s bonus in the year of termination and the concept will be deleted.

(vi)	Section 6(h) will be deleted.

9.         Your Outstanding Options will be modified as follows:

1,000,000 options: the earlier of 3 year term or 18 months from end of employment at company.

Exercise Prices: 30% 30 cents; 30% 40 cents; 20% 50 cents; 20% 60 cents.

10.       You will be granted an option to acquire 1,500,000 shares of common stock as follows:

On the date hereof, you will be awarded 1,500,000 non-forfeitable, non-qualified stock options (the “Sign on Grant”) to purchase common shares of the Company on the terms set forth on Annex A hereto. One-third of the options vest immediately, one-third of the options vest on the one year anniversary of the date hereof, and one-third of the options vest on the two year anniversary of the date hereof. The options shall be fully vested and non-forfeitable upon a Qualifying Termination, as hereinafter defined. In addition, you shall be eligible to be awarded Equity Awards (other than the Sign On Grant) on the terms and conditions as determined by the Board (or a committee thereof), in its discretion and pursuant to the plan or arrangement pursuant to which they are granted.

11.       You shall be entitled to material participation in any new Management Long Term Incentive Compensation Plans to be enacted during term of the Agreement with other qualified Members of the Management as well as all other employee benefit plans.

12.        If the Agreement is not renewed at 12/31/2013, the restrictive and non-compete provisions of the Agreement, provided full termination and severance payments are made as per contract, shall expire on March 31, 2014.

13.        If the Agreement is not extended, you shall be entitled to a payment of $400,000 payable pro rata over a twelve month period beginning October 1, 2015. Payments shall be made in accordance with the Corporation’s normal payroll practices.

If the above sets forth our mutual agreement, please sign a copy of this letter and return it to us.

Sincerely,

National Holdings Corporation

By: _/s/ Mark Klein______________
     Mark Klein,
     Chief Executive Officer

Agreed

_/s/ Mark Goldwasser__________________
Mark Goldwasser

ANNEX A

STOCK OPTION TERMS

The terms of this Annex A will apply to the Sign On Grant, which shall be granted under the Company’s 2006 and/or 2008 Stock Option Plans, and/or the Company’s 2013 Omnibus Incentive Plan or such other arrangement as approved by the Board, on terms acceptable to Executive and consistent with customary practice. Such Sign On Grant shall be the subject of an award agreement acceptable to the Executive. ’1

■	The Sign On Grant will cover shares of the Company’s common stock.

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For purposes of the Sign On Grant (and any other equity award granted to the Executive), references in the Sign On Grant to terms that are defined herein, in the Plan or the Annexes (including without limitation the definition of “Cause”) shall have the meanings ascribed them herein, the Plan or the Annexes as applicable.

■	The Sign On Grant will be awarded in respect of 1,500,000 shares, in three tranches of 500,000, with each tranche having an exercise price as follows:

●	Tranche A: 500,000 shares with an exercise price of $0.50 per share

●	Tranche B: 500,000 shares with an exercise price of $0.70 per share

●	Tranche C: 500,000 shares of the Company with an exercise price of $0.90 per share

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One third of the Sign On Grant will vest immediately, one third of the Sign On Grant will be vested on the first anniversary of the date hereof and one third of the Sign On Grant will be vested on the second year anniversary of the date hereof. The Sign on Grant shall become fully vested and nonforfeitable upon a Qualifying Termination.

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The option term will expire on September 30, 2020 and the Sign On Grant will be exercisable at any time during the option term; provided, that the option term will expire on the three year anniversary of any termination that is not a Qualifying Termination (i.e., a resignation by the Executive without Good Reason or the Company’s termination for Cause), but in no event later than September 30, 2020.

■	The Sign On Grant will provide for cashless and net exercise and/or by the delivery of vested shares held by the Executive, and shall not permit withholding of shares to satisfy tax obligations.

■	The terms of the Sign On Grant shall be adjusted for any ordinary or extraordinary dividend, transaction, or customary adjustment events declared by the Board.

■	Registration Rights will be afforded the Executive with respect to the shares underlying the Sign On Grant.

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1           To the extent that any stock options or restricted stock granted hereunder are not made pursuant to the Company’s 2006 or 2008 Stock Option Plans or other plan covered by a registration statement declared effective by the Securities and Exchange Commission (the “SEC”), the Company agrees to file with the SEC, within a reasonable period following the grant of such options or award of restricted stock, a Form S-1 or Form S-8 registration statement covering the shares of common stock issuable upon exercise of the stock options or the restricted stock.